Exhibit 10.1
    _______

Performance Stock Unit Participation Agreement
    _______

    This Performance Stock Unit Participation Agreement (the “Agreement”) is dated as of March 8, 2024 and sets forth the terms and conditions of the Award described below made by Heidrick & Struggles International, Inc. (the “Company”) to [Name] (the “Participant”), pursuant to the Fourth Amended and Restated 2012 Heidrick & Struggles GlobalShare Program, as amended from time to time (the “Program”).
    As of March 8, 2024 (the “Grant Date”), the Company has granted an award of _____ Performance Stock Units (“PSUs”) to the Participant as set forth herein. The PSUs are granted pursuant to the Program and are governed by the terms and conditions of the Program. All defined terms used herein, unless specifically defined in this Agreement, have the meanings assigned to them in the Program. The Participant agrees to be bound by all terms and conditions of the Agreement and the Program, and has received and reviewed a copy of the Program and the Prospectus for the Program dated June 14, 2023.
    The PSUs granted under this Agreement shall not become valid or enforceable unless and until the Participant executes the Agreement and it is accepted by the Company. The Participant agrees and acknowledges that he or she is permitted to take at least fourteen (14) calendar days in which to consider and review this Agreement before signing; provided that to the extent the Participant reviews and signs this Agreement in less than fourteen (14) days, Participant acknowledges and agrees that he or she has voluntarily and knowingly waived such additional time. By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this constitutes the signature page of the Agreement. Participant further agrees that the PSUs are granted under and governed by the terms and conditions of the Agreement and the Program. Agreements that are not signed and returned shall be invalid and unenforceable.
    As a material condition and inducement to the Company’s grant of PSUs to the Participant, the Participant agrees that he or she has received and reviewed the Program and the Prospectus, and the Participant further agrees to be bound by all of the terms and conditions of the Agreement and the Program, as may be amended by the Company from time to time. Participant further agrees that he or she has been advised to consult with an attorney if Participant so chooses (at Participant’s cost) before executing this Agreement.

Exhibit 10.1
IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first set forth above.

Name:    [Name]

Heidrick & Struggles International, Inc.

By:
    Name: Tracey Heaton
    Title: Chief Legal Officer & Corporate Secretary

Exhibit 10.1
NOW, THEREFORE, in consideration of the agreements of the Participant herein provided and pursuant to the Program, the parties agree as follows:

1.Definitions. All capitalized terms used herein, unless specifically defined herein, shall have the same meanings as established in the Program, except that Cause and Good Reason shall have the meanings set forth in Participant’s employment agreement, offer letter, or similar agreement, as in effect on the Grant Date.
2.Participation. Pursuant to the Program and contingent upon the execution of the Agreement, the Company hereby grants to the Participant an award of ______ PSUs subject to the terms and conditions herein.
3.Awarding and Vesting of PSUs.
(a)Except as otherwise provided in this Agreement in the event of a Change in Control or the Grantee’s death or termination by the Company due to Disability, the percentages, if any, of the PSUs that will be treated as awarded (the “Awarded PSUs”), and therefore eligible to become vested and nonforfeitable, will be based on the level of achievement of the Stock Price Hurdle(s) (as defined below) set forth below during the applicable “Performance Period.”
For purposes of this Agreement, a “Stock Price Hurdle” shall be attained upon the closing price of the Company’s common stock equaling or exceeding the indicated percentage of the Base Price (as defined below) for at least thirty consecutive trading days during the applicable Performance Period. For purposes of this Agreement, “Base Price” is $30.88, which is the average trading price of the Company’s common stock over the thirty trading days including and immediately preceding the Grant Date.
The percentage, if any, of the PSUs that become Awarded PSUs and subsequently eligible to vest on the corresponding Vesting Date will be determined in accordance with the following schedule:

Stock Price Hurdle	Performance Period	Awarded Percentage of PSUs	Vesting Date
125%	March 9, 2024 – March 8, 2025	25%	One-year anniversary of the Grant Date
150%	March 9, 2025 – March 8, 2026	25%	Two-year anniversary of the Grant Date

Exhibit 10.1

175%	March 9, 2026 – March 8, 2027	25%	Three-year anniversary of the Grant Date
200%	March 9, 2027 – March 8, 2028	25%	Four-year anniversary of the Grant Date

There shall be no interpolation for performance between performance levels.

If a Stock Price Hurdle set forth above has not been achieved in the applicable Performance Period, the shares subject to such Stock Price Hurdle shall remain outstanding and eligible to become Awarded PSUs in the next Performance Period(s) subject to the achievement of such Stock Price Hurdle. Such Awarded PSUs will be eligible to vest on the next scheduled Vesting Date, subject to the Participant remaining in Continuous Service through the applicable Vesting Date. For avoidance of doubt, a Stock Price Hurdle cannot be achieved prior to the start of the Performance Period related to such Stock Price Hurdle.
Except as otherwise set forth in this Agreement, any shares subject to a portion of the award that is subject to a Stock Price Hurdle that is not achieved by the four-year anniversary of the Grant Date shall be forfeited to the Company.
In order to receive the shares subject to a vested portion of the PSUs, the Participant must remain in Continuous Service through the applicable Vesting Date. For purposes of the Agreement, “Continuous Service” shall mean the Participant’s service with the Company or any Subsidiary or Affiliate as an employee, or the Participant’s service as a member of the Board of Directors of the Company, has not been interrupted or terminated, and shall include any period during which the Participant is on an approved leave of absence from the Company or its Subsidiaries or Affiliates; provided, however, a change in the status in which the Participant renders service to the Company or its Subsidiaries or Affiliates or a change in the entity for which the Participant renders such service shall not constitute an interruption or termination of the Participant’s employment or service for purposes of this Agreement, so long as there is no interruption or termination of the Participant’s services to the Company or its Subsidiaries or Affiliates; provided, further, that if the entity employing or engaging the Participant ceases to be an Affiliate of the Company, the Participant’s employment or service shall be considered to have terminated on the date such entity ceased to be an Affiliate.

Exhibit 10.1
(b)Notwithstanding the terms of Section 3(a) above, if the Participant’s Continuous Service is terminated as a result of the Participant’s death or termination by the Company due to Disability, the PSUs granted to the Participant under the Agreement will immediately vest, with the number of PSUs to vest determined based on the highest Stock Price Hurdle achieved on or prior to such termination of Continuous Service, and the portion of the PSUs for which the Stock Price Hurdle was not achieved as of such termination of Continuous Service will be forfeited as of such termination of Continuous Service.
(c)In the case of a Participant who is both an employee of the Company or any Subsidiary or Affiliate and a member of the Board of Directors of the Company, Continuous Service shall not end until the Participant’s service as both an employee and a director terminates.
4.    Characteristics of PSUs.
(a)    PSUs are not Shares and the grant of a number of PSUs shall provide only those rights expressly set forth in the Agreement and the Program. The Participant is not deemed to be a stockholder in the Company or have any of the rights of a stockholder in the Company by virtue of the grant of PSUs.
(b)    The Participant does not have voting rights or any other rights inherent to the ownership of Shares, including the rights to dividends (other than as provided in Section 8), or other liquidating or non-liquidating distributions, by virtue of being granted PSUs.
(c)    Neither the PSUs nor any right hereunder or under the Program shall be transferable or be subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the PSUs or of any right hereunder or under the Program, except as provided for in the Program, or in the event of any levy or any attachment, execution or similar process upon the rights or interest conferred by the PSUs, the Company may terminate the PSUs by notice to the Participant and the PSUs and any related rights, including the right to dividend equivalents as described in Section 8, shall thereupon be cancelled.
    5.    Effect of Vesting.
(a)    If, and at the time, the Participant’s PSUs vest under the terms of Section 3 or Section 10, such Participant shall receive as full consideration for the PSUs a number of Shares equal to the number of PSUs which vested on such date.
(b)    The PSUs granted to the Participant shall be maintained in a bookkeeping account with the custodian appointed by the Committee from time to time

Exhibit 10.1
(the “Custodian”) for such Participant if and until the PSUs are converted into Shares pursuant to this Section 5, at which time the Shares shall be issued to the Participant in accordance with Section 6 below.
6.    Delivery of Shares to the Participant. As soon as practicable after the PSUs vest and are converted into Shares, and subject to the terms of this Agreement, the Custodian shall, without transfer or issue tax or other incidental expense to the Participant, deliver to the Participant by first-class insured mail addressed to the Participant at the address shown on page 1 or the last address of record on file with the Custodian, (a) a statement from the Custodian referencing the number of Shares held in the Participant’s name in a book entry account, or (b) at the Participant’s request, certificate(s) for the number of Shares as to which the PSUs vested. In any event, Shares due the Participant shall be delivered as described above no later than March 15 of the year following the calendar year in which such PSUs vest.
7.    Compensation Recovery. The Participant’s PSUs are subject to any clawback or recoupment policies in effect as of the Grant Date or which the Company may amend or adopt from time to time to comply with applicable law or listing standard.
8.    Dividend Equivalents. The Company shall credit the Participant’s PSU account with an amount equal to the dividends, if any, that would be paid with respect to the unvested PSUs as if the PSUs were actual Shares to a shareholder as of the record date. Such amount shall be credited to the Participant’s PSU account at the same time dividends are paid with respect to the Shares, shall be subject to the vesting and forfeiture provisions set forth in Sections 3, 10 and 11 of the Agreement, and shall be paid to the Participant in cash, on the first payroll date following the date the Participant’s related PSUs vest and are issued as Shares to the Participant (but in any event no later than March 15 of the year following the calendar year in which such PSUs vest).
9.    Tax Withholdings and Payments.
(a)The Company or any Subsidiary or Affiliate is authorized to withhold from any payment to be made to the Participant, amounts of income tax withholding and other taxes due in connection with compensation or any other transaction under the Program, including the receipt of Shares under Section 6. The Participant shall hold the Company harmless for any damages caused by his or her failure to so comply and for any other damages caused by his or her actions or inactions.
(b)The Participant will pay withholding taxes attributable to the receipt of Shares in cash, by having Shares withheld by the Company from any Shares that would otherwise be received by the Participant under the Agreement (in which case, the number of Shares so withheld shall have an aggregate Fair Market Value at the time of such withholding sufficient to satisfy the applicable withholding taxes), or by any other method approved

Exhibit 10.1
by the Committee. If the Participant does not satisfy the withholding obligation by cash payment within a reasonable time established by the Committee, the Participant’s withholding obligation shall be satisfied by the Company’s withholding of Shares from the vested PSUs.
(c)The Company shall deduct from the dividend equivalents paid to the Participant pursuant to Section 8 the Participant’s withholding obligation arising from such payment.
10.    Change in Control. The PSUs are subject to the Change in Control provisions as set forth in detail in the Program, provided that, and notwithstanding anything in the Program to the contrary, performance for purposes of determining the vesting of the PSUs shall be determined based on the highest Stock Price Hurdle achieved on or prior to the Change in Control, with the per share Change in Control consideration to be used to determine whether the Stock Price Hurdle was achieved as of the date of the Change in Control and the PSUs to continue to vest in installments on the Vesting Dates set forth above commensurate with the attained Stock Price Hurdle(s), subject to any accelerated vesting for a termination by the Company without Cause or the Participant’s voluntary termination due to the existence of Good Reason, in either case during the two-year period beginning on the date of a Change in Control, as provided in the Program.
11.    Forfeiture of PSUs.
(a)    Subject to Section 11(b), the Participant’s PSUs shall be forfeited to the Company upon the Participant’s termination of Continuous Service with the Company and its Subsidiaries and Affiliates for any reason other than (a) the Participant’s death or termination by the Company due to Disability that occurs prior to the date the PSUs vest as provided in Section 3 above or (b) the Participant’s termination by the Company without Cause or the Participant’s voluntary termination due to the existence of Good Reason, in either case during the two-year period beginning on the date of a Change in Control, as provided in Section 10 above. For the avoidance of doubt, the Company’s Bonus, Restricted Stock Unit, and Performance Stock Unit Retirement Policy shall not apply to the PSUs.
(b)    This Section 11 shall be subject to any Company plan or written employment, severance or similar agreement in effect as of the Grant Date between the Participant and the Company, and the provisions in such agreement concerning the vesting of the PSUs in connection with the Participant’s termination of Continuous Service shall supersede any inconsistent or contrary provision of this Section 11.
12.     Miscellaneous.
(a)    The granting of an Award under the Program and the Agreement shall impose no obligation on the Company or any Subsidiary or Affiliate to

Exhibit 10.1
continue the employment relationship or any other relationship between it and the Participant and shall not lessen or affect the Company’s, Subsidiary’s or Affiliate’s right to terminate its relationship with the Participant. The Participant shall have no claim to be granted any further or other Award under the Program, and there is no obligation for uniformity of treatment of the Participants. The Participant acknowledges and agrees that: (i) the Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;  (ii) the grant of PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted repeatedly in the past; (iii) all decisions with respect to future PSU grants, if any, will be at the sole discretion of the Company; (iv) participation in the Program is voluntary; (v) the PSUs are not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vi) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (vii) in consideration of the grant of PSUs, no claim or entitlement to compensation or damages shall arise from termination of the PSUs or diminution in value of the PSUs or Shares received upon vesting including (without limitation) any claim or entitlement resulting from termination of the Participant’s active employment by the Company or a Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries and Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.
(b)    The Agreement shall, subject to the terms hereof, terminate upon the forfeiture and/or vesting of all PSUs and dividend equivalents granted to the Participant hereunder, unless otherwise agreed upon by the parties hereto.
(c)    The Agreement may be amended by the written agreement of the Company and the Participant. Notwithstanding the foregoing, (i) the Company may amend or alter the Agreement, without the consent of the Participant so long as such amendment or alteration would not materially impair any of the rights or obligations under any Award theretofore granted to the Participant under the Program; and (ii) the Committee may amend the Agreement in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

Exhibit 10.1
(d)    The parties agree that the Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Delaware without regard to its conflict of law principles. Furthermore, to the extent not prohibited under applicable law, and unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings such a proceeding) in a different venue, the parties agree that any suit, action or proceeding with respect to the Program, the PSUs or the Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.
(e)    Unless waived by the Company, any notice to the Company required under or relating to the Agreement shall be in writing and addressed to:
    Chief Legal Officer & Corporate Secretary
    Heidrick & Struggles International, Inc.
    233 South Wacker Drive
    Suite 4900
    Chicago, IL 60606-6303
13.    Program Governs. All terms and conditions of the Program, including, without limitation, Section 21 of the Program, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Program and the Agreement, the terms and conditions of the Program, as interpreted by the Committee, shall govern.
14.    Data Privacy.    By signing below, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data.  However, the Participant’s failure to provide the consent may affect the Participant’s ability to participate in the Program.  The Company and its Subsidiaries and Affiliates hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other rights or entitlements to shares of stock in the Participant’s favor, for the purpose of managing and administering the Program (“Data”).  The Company, its Subsidiaries and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Program, and the Company and any of its Subsidiaries or Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Program. These recipients may be located in the European

Exhibit 10.1
Economic Area, or elsewhere throughout the world, such as the United States.  The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Program.  The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing consent, the Participant will affect his or her ability to participate in the Program.
15.    Rights as a Shareholder. Except as set forth in Section 8, the Participant shall not be entitled to any privileges of ownership with respect to the Shares subject to the PSUs unless and until, and only to the extent, such shares become vested and are delivered to the Participant pursuant to Section 6 hereof and the Participant becomes a shareholder of record with respect to such shares.
16.    Investment Representation. The Participant hereby covenants that (a) any sale of any Shares acquired upon the vesting of the PSUs shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
17.     Compliance with Applicable Law. The PSUs is subject to the condition that if the listing, registration or qualification of the Shares subject to the PSUs upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the Shares subject to the PSUs shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
18.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Program.
19.     Entire Agreement. This Agreement and the Program constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified

Exhibit 10.1
adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant; provided, however, that for the avoidance of doubt, nothing herein supersedes the terms of the employment agreement between the Participant and the Company dated January 23, 2024.
20.     Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
21.     Compliance with Section 409A of the Code. The PSUs are intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each settlement hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent this Agreement provides for the PSUs to become vested and be settled upon the Participant’s termination of employment, the applicable Shares shall be transferred to the Participant or his or her beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Participant or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Participant’s death.
17.     Execution of the Agreement.
(a)    The parties agree that this Agreement shall be considered executed by both parties executing the Agreement as the first page hereof, which is a part hereof.
(b)    This Agreement, or any amendments thereto, may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.